ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.
has amended its
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of
ENERGY PARTNERS, LTD.
to
$23.00 Net Per Share
THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 17, 2006
UNLESS THE AMENDED OFFER IS EXTENDED.
November 2, 2006
To Our Clients:
      Enclosed for your consideration are a Supplement, dated November 2, 2006 (the “Supplement”), to the Offer to Purchase, dated August 31, 2006 (as previously amended, the “Offer to Purchase”), and a related revised GREEN Letter of Transmittal in connection with the amended offer by ATS Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia (“Parent”), to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Energy Partners, Ltd., a Delaware corporation (the “Company”), and the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”), for $23.00 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement and the accompanying revised GREEN Letter of Transmittal (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Amended Offer”). We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed GREEN Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
      We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Amended Offer.
      Your attention is invited to the following:

1. The tender price is $23.00 per Share, net to you in cash (less applicable withholding taxes and without interest).

2. The Amended Offer is being made for all outstanding Shares.

3. The Amended Offer and withdrawal rights will expire at 11:59 P.M., New York City time, Friday, November 17, 2006 unless the Amended Offer is extended.

4. The Amended Offer no longer includes the contingent right to receive any price increase in respect of litigation which Purchaser had commenced in the Delaware Court of Chancery, which has since been dismissed without prejudice.

5. The Amended Offer is conditioned upon the conditions set forth in Section 14 of the Offer to Purchase (which are restated in Annex A to the Supplement), including the condition that the Company’s Board of Directors has redeemed the Rights issued pursuant to the Rights Agreement, dated as of September 14, 2006, between the Company and Mellon Investor Services LLC, as rights agent, or that the Rights have been invalidated or are otherwise inapplicable to the Amended Offer and the proposed Second-Step Merger described therein, which action will cure an unsatisfied condition set forth in clause (g)(v) of Section 14 of the Offer to Purchase. Two of the conditions set forth in the Offer to Purchase, the Stone Energy Merger Condition and the HSR Condition (both as defined in the Offer to Purchase), have already been satisfied. See Section 14 of the Offer to Purchase or Annex A of the Supplement for the full text of the conditions to the Amended Offer.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the original BLUE Letter of Transmittal and the revised GREEN Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Amended Offer.
      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. If you have already tendered your Shares, you do not need to retender your Shares to accept the Amended Offer. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Amended Offer.
      The Amended Offer is being made solely by the Offer to Purchase, the Supplement and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Amended Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Amended Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Amended Offer to be made by a licensed broker or dealer, the Amended Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse Securities (USA) LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Amended Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
ENERGY PARTNERS, LTD.
       The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement, dated November 2, 2006 (the “Supplement”), to the Offer to Purchase, dated August 31, 2006 (as previously amended, the “Offer to Purchase”) and the related revised GREEN Letter of Transmittal (the offer reflected by the terms and conditions of the Offer to Purchase, the Supplement and the related Letter of Transmittal, as they may be amended or supplemented from time to time, constitutes the “Amended Offer”) in connection with the offer by ATS Inc., a Delaware corporation and an indirect wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Energy Partners, Ltd., a Delaware corporation (the “Company”) and the associated preferred stock purchase rights (the “Rights” and together with the common stock, the “Shares”).
      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Amended Offer.
Dated:

Number of Shares To Be Tendered: ______________________________ Shares *
SIGN HERE

Signature(s)

Please Type or Print Name(s)

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Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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